Exhibit p.8

Code of Ethics

General Policy Statement - Adviser’s Code of Ethics

The HealthCor Group (“HealthCor”) maintains and enforces a Code of Ethics as required by Rule 204A-1 of the Investment Advisers Act of 1940, as amended and Rule 17j-1 of the Investment Company Act of 1940, as amended.[1] The Code of Ethics reflects the adviser’s fiduciary obligations of its supervisory persons which include its principals, management and staff (“employees”). The Code sets forth a standard of conduct requiring HealthCor and its employees to comply with federal securities laws and place the interests of the adviser’s clients ahead of their own interests. The adviser requires reporting of personal securities transactions by its employees including the pre-clearance of certain securities transactions by such persons.

[1]	HealthCor Management, L.P. serves as a sub-adviser to a multi-manager registered investment company.

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General Policy Statement – Anti-Bribery and Corruption Policy

Introduction

This policy forms part of HealthCor’s Code of Ethics and should be read in conjunction with HealthCor’s General Policy Statement on Gifts and Entertainment as well as Political Contributions.

HealthCor is committed to conducting its business ethically and in compliance with all applicable laws and regulations, including the U.S. Foreign Corrupt Practices Act (“FCPA”) and other laws that prohibit improper payments to obtain a business advantage. This document describes the firm’s policy prohibiting bribery and other improper payments in the conduct of business operations and employee responsibilities for ensuring implementation of the policy. Questions about the policy should be directed to the General Counsel.

Overview

HealthCor strictly prohibits bribery or other improper payments in any of its business operations. This prohibition applies to all business activities, anywhere in the world, whether they involve government officials or are commercial. Bribes or improper payments to secure a business advantage are never acceptable and can expose individuals and HealthCor to potential criminal prosecution, reputational harm or other serious consequences. Improper payments prohibited by this policy include bribes, kickbacks, gifts or entertainment outside of the firm’s Gifts and Entertainment policy or any other payment made or offered to obtain an undue business advantage.

Below are examples of events that could lead to higher risk of bribery and corruption.

Placement Agent or Finder’s Fees. Where a third party or intermediary is used to make introductions to potential investors, other parties or to source an investment idea, steps must be taken to ensure that any fee being paid is in accordance with local law. No such arrangement can be made without the express approval of senior management who will obtain advice from Legal and Compliance. See General Policy Statement – Advertising and Marketing – Agreements with Third-Party Solicitors.

Gifts and Entertainment. Reasonable business entertainment can be an important part of a company’s ability to encourage good relations and discuss its products or services. However, there have been cases where lavish entertainment events have been deemed a violation of anti-bribery laws. In addition, due to the international nature of FCPA violations, special attention must be paid to any gifts, donations or benefits conferred upon non-US individual or entity current (or potential) investors, their family members or related entities if such person is a foreign official. A “foreign official” under the FCPA can be essentially anyone who exercises governmental authority whether in the executive, legislative or judicial branch and whether at the local or national level. It is essential that employees adhere to the reporting, pre-approval and other limitations set forth in the firm’s General Policy Statement – Gifts and Entertainment.

Charitable Donations. When funds are being donated in HealthCor’s name, appropriate diligence must be conducted to ensure that, where a public official or public body is associated with the charity, the charitable request goes through HealthCor Foundation’s Donations Log for approval. Donations must always be made directly to a recognized charity and not via another party or individual.

Political Donations. No political contribution to a candidate for public office, an elected official, a political party or political action committee, can be made, by employees or on behalf of HealthCor without prior approval of Compliance. Such donations may prohibit HealthCor from continuing business or accepting business from the local, state or foreign governmental entity represented by the recipient. See General Policy Statement – Political Contributions and Third Party Solicitors.

Offers of Employment. Care must be taken when providing work experience, internships or employment to people who are connected to, or are relatives of, senior public officials or senior management at commercial enterprises. It is important to avoid any perception that any hiring is for an improper purpose. Where such a hiring is being considered, approval from senior management and Compliance must be obtained.

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Application of Policy

This policy applies to everyone including all partners, officers, employees and agents acting on HealthCor’s behalf. Each officer and employee has a personal responsibility and obligation to conduct HealthCor’s business activities ethically and in compliance with the law. Failure to do so may result in a disciplinary action, up to and including termination of employment. HealthCor has developed a comprehensive program for implementing this policy through appropriate guidance, training and oversight. Compliance is responsible for giving advice on the interpretation of this policy, supporting training and responding to reported concerns. It is highly critical that employees report any potential violations or previously unknown violations discovered after the fact to the General Counsel as soon as possible so that Compliance and senior management may take the appropriate and timely steps to investigate or remediate any potential or actual violations.

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General Policy Statement - Employee Principles of Conduct

HealthCor and our principals, management, and staff (“employees”) stand in a position of trust and confidence. Accordingly we have a fiduciary duty to place the interests of our clients and investors before the interests of HealthCor and ourselves. HealthCor has adopted a Code of Ethics (the “Code”) in compliance with Rule 204A-1 of the Investment Advisers Act of 1940, as amended and Rule 17j-1 of the Investment Company Act, as amended, to assist our employees in meeting HealthCor’s fiduciary obligations.

The Code incorporates the following general principles which all employees are expected to uphold:

(i) Employees must at all times place the interests of HealthCor’s clients and investors first, including, but not limited to, respecting confidentiality obligations;

(ii) Any permitted personal securities transactions must be conducted in a manner consistent with the Code;

(iii) Employees are forbidden from trading, either personally or on behalf of others, on material non-public information (insider trading) and from communicating or disseminating material non-public information to others (tipping); and

(iv) Employees must avoid actual or potential conflicts of interest or abuse of their position of trust and responsibility in their daily work efforts and also in their personal securities transactions.

Protection of HealthCor Name

Employees should at all times be aware that HealthCor’s name, reputation and credibility, as well as those of our affiliates, are valuable assets and must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized use of HealthCor’s name, logo or the name of any funds managed by or affiliated with HealthCor in any manner that can be misinterpreted to indicate a relationship between HealthCor or such funds and any other entity or activity.

Communications with Outside Third Parties

Communications with the media should be accurate and consistent and designed to protect HealthCor’s proprietary or sensitive information. Consequently, if an employee is contacted by the media (which includes, but is not limited to, any national, regional or local newspaper, radio or television station or website), he or she must state that he or she is not authorized to answer any questions on HealthCor’s behalf and direct the inquiring party to, and promptly notify, HealthCor’s Compliance. HealthCor employees shall not contact, or respond to, the media, as defined above, without the prior consent of HealthCor’s Compliance.

Each employee should advise HealthCor’s Compliance immediately if he or she receives any inquiry of any sort from the Securities and Exchange Commission (the “SEC”), the Commodity Futures Trading Commission (the “CFTC”) or any other state or federal regulatory or governmental body or from any self-regulatory body, such as the New York Stock Exchange or FINRA.

As it relates to requests for references about former HealthCor employees that come from third parties, including but not limited to, prospective employers of former employees and employment recruiters, current HealthCor employees are not authorized to answer any questions on HealthCor’s behalf. Employees must not make recommendations (positive or negative) for future employment of former HealthCor employees without receiving the prior written consent of HealthCor Compliance. If such a request is received, HealthCor employees must state that he or she is not authorized to answer any questions on HealthCor’s behalf and direct the inquiring party to, and promptly notify, HealthCor Compliance.

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General Policy Statement - Family Member Conflicts of Interest

HealthCor understands that employees may have family members who work in the financial services industry. In some circumstances, this could create a divided loyalty or the appearance of a divided loyalty. To assist HealthCor in monitoring potential conflicts of interest, HealthCor requires that all employees notify Compliance of any family member who shares the employee’s household (“immediate family”) who serves as an employee, officer, or trustee of, or has a substantial interest in any business relationship with, a competitor, client or supplier of HealthCor.

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General Policy Statement - Gifts and Entertainment

GIFTS

No employee or member of his or her immediate family shall solicit or accept from any outside concern that does business or competes with HealthCor any gift, loan, compensation (including reimbursement of transportation, meal or hotel expenses for personal trips or business made on behalf of HealthCor), or gratuity having more than nominal value, or other substantial favor for his or her personal benefit. For purposes of this policy statement, nominal value shall mean $300 during any calendar year.

Employees or members of their immediate families, however, are not prohibited from obtaining loans made or provided in the ordinary course of business or other goods or services (on the same terms as are available generally to public customers) from banks, broker-dealers, insurance companies or other financial institutions that may have relationships with HealthCor provided the arrangement does not cause a conflict of interest involving HealthCor.

HealthCor employees are permitted to give gifts to clients and service providers provided they are of nominal value. Any gifts to clients and service providers that are worth more than nominal value must be cleared by Compliance and approved by HealthCor senior management.

ENTERTAINMENT

Employees may accept reasonable business entertainment opportunities, such as dinners or tickets to sporting or theatrical events, where the giver is present at the event.

Employees may provide entertainment to clients and service providers where not prohibited by law, if:

(i)	the purpose is business related,

(ii)	the level of expense is reasonable,

(iii)	the HealthCor host is present, and

(iv)	the frequency of entertainment to any one client or service provider is not excessive.

GIFTS AND ENTERTAINMENT INVOLVING PUBLIC, UNION AND ERISA OFFICIALS

Employees may not provide gifts or entertainment of any value to public officials (i.e., people holding public office, regardless of whether such positions are elected or appointed), taft hartley officials (i.e., individuals representing labor unions) or ERISA officials (i.e., individuals representing pension plans governed by the Employee Retirement Income Security Act) without the previous written consent of Compliance. Included in the definition of public officials are employees of Sovereign Wealth Funds.

REQUIREMENT TO LOG GIFTS AND ENTERTAINMENT

HealthCor employees are required to note in the Gifts and Entertainment Log the giving or receipt of any gift, loan, compensation (including reimbursement of transportation, meal or hotel expenses for personal trips or business made on behalf of HealthCor), or gratuity having a value in excess of $175.

Additionally, HealthCor employees are required to note in the Gifts and Entertainment Log the giving or receipt of any entertainment having value in excess of $175.

Failure to report such items could result in the imposition of sanctions as set forth in the Sanctions Policy.

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General Policy Statement - Outside Business Activities

Interest in Transactions

No employee or member of his or her immediate family shall engage in any transaction involving HealthCor if the employee or a member of his or her immediate family has a substantial interest in the transaction or can benefit directly or indirectly from the transaction (other than through the employee’s normal compensation) except as specifically authorized by HealthCor.

Outside Employment

HealthCor expects its employees to devote their full attention and efforts towards their duties to HealthCor. No employee shall engage in any outside work or business which interferes with the performance of their responsibilities to HealthCor. This precludes, among other things, engaging in any substantial outside employment for compensation during company business hours and engaging in any outside employment for compensation relating directly or indirectly to HealthCor business. In appropriate circumstances, HealthCor may waive this prohibition upon written agreement between HealthCor and the employee. Part-time employees may engage in outside employment provided that they disclose such employment and get written prior approval from HealthCor.

Service as Officer or Director of Public Companies

No employee shall serve as an officer or director of a public company without the prior written consent of Compliance. However, employees are permitted to serve on a board of a charitable organization if doing so does not interfere with the performance of their responsibilities at HealthCor. Additionally, no employee shall serve on a board of a charitable organization if the relationship were to give rise to a conflict of interest with HealthCor.

Diversion of Firm Business or Investment Opportunity

HealthCor employees shall not acquire or derive personal gain or profit from any business or investment opportunity that comes to his or her attention as a result of his or her association with HealthCor and in which he or she knows HealthCor might reasonably be expected to participate or have an interest, without first disclosing in writing all relevant facts to HealthCor, offering the opportunity to HealthCor and receiving specific authorization from Compliance.

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General Policy Statement - Reporting Requirements

Reporting of Code Violations

All employees have an affirmative duty to report violations of the Code to Compliance. Failure to promptly report a violation of this Code by any employee in possession of the knowledge of a violation, or who has reasonable grounds to suspect a violation has occurred, shall itself be a violation of the Code, and will result in the imposition of sanctions as set forth in the HealthCor Sanctions Policy.

Annual Certification

Each employee shall be provided with a copy of this Code and any material amendments hereto. Each employee must provide HealthCor with a written acknowledgment of their receipt of this Code and any amendments, in the form attached hereto, certifying that such employee has received a copy of the Code and any material amendments hereto, is aware of his or her obligations under this Code, has complied with, and will continue to comply with, the Code.

Reporting of Personal Litigation

An employee should advise Compliance promptly if he or she is arrested or is charged with any crime (other than a minor traffic infraction), or becomes involved in or threatened with civil litigation or an administrative proceeding of any sort involving securities or commodities futures or other interests that could affect the employee’s ability to conduct business for HealthCor.

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